Tyler Technologies Completes Acquisition of For The Record

PLANO, Texas (April 14, 2026) – Tyler Technologies, Inc. (NYSE: TYL) announced today it has completed the previously announced acquisition of For The Record, a digital court-recording pioneer with over 30 years of experience as a trusted category innovator. The acquisition includes a cash purchase price of approximately $212.5 million.

For The Record’s SaaS solutions offer sophisticated, secure, and accurate digital recordings for the court room. Incorporating these offerings as part of Tyler’s justice portfolio will give clients the opportunity to create a seamless courtroom ecosystem, expanding efficiencies for judges, clerks, and attorneys.

“This acquisition accelerates our ability to innovate in the courts and justice space like never before,” said Brian McGrath, president of Tyler’s Courts & Justice Division. “Integrating For The Record’s next-generation technologies into the Tyler portfolio empowers us to deliver a new level of resources and insight to the justice system for the benefit of our clients. We’re energized by the immense potential of responsible AI to allow for the creation of the definitive and complete court record, unifying previously fragmented data to offer a new category of ‘judicial intelligence’.”

For The Record brings its advanced “legal grade” speech-to-text and real-time, multilingual transcription technology powered by AI to Tyler’s justice portfolio. Its proprietary, cloud-enabled software is specifically designed for the complexities of today’s courtrooms. Augmented transcription, along with digital distribution and connectivity to case management systems, will provide near real-time access to transcripts. The result will be modernized, efficient court systems which can help reduce backlogs, improve access to justice, and align more closely with digital transformation initiatives.

For The Record management and team members will remain in place and continue to manage operations from their offices in Phoenix, Arizona; Boston, Massachusetts; and Brisbane, Queensland (Australia). Tyler is working closely with For The Record on an integration plan for the benefit of the combined operations.

Advisors

Munck Wilson Mandala LLP served as transaction counsel to Tyler; and Axinn, Veltrop & Harkrider LLP served as HSR counsel. Piper Sandler & Co. served as exclusive financial advisor to For The Record, and Cooley LLP served as transaction and HSR counsel.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of integrated software and technology services for the public sector. Tyler’s end-to-end solutions empower local, state, and federal government entities to operate efficiently and transparently with residents and each other. By connecting data and processes across disparate systems, Tyler’s solutions transform how clients turn actionable insights into opportunities and solutions for their communities. Tyler has more than 45,000 successful installations across 15,000 locations, with clients in all 50 states, Canada, the Caribbean, Australia, and other international locations. Tyler has been recognized numerous times for growth and innovation, including on Government Technology’s GovTech 100 list. More information about Tyler Technologies, an S&P 500 company headquartered in Plano, Texas, can be found at tylertech.com.

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Contact: Jennifer Kepler
Tyler Technologies
972.713.3770
Media.team@tylertech.com

Source: Tyler Technologies
#TYL_Financial

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